Exhibit 23.1

KPMG Auditores Independentes

Mail address	Office address	Central tel 55 (21) 3231-9400
Caixa Postal 2888	Av. Almirante Barroso, 52 - 17º	Fax 55 (21) 2544-1338
20001-970 Rio de Janeiro, RJ	20031-000 Rio de Janeiro, RJ	www.kpmg.com.br
Brazil	Brazil

The Board of Directors
Brasil Telecom S.A.
Rio de Janeiro, Brazil

September 13, 2004

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form F-4 of Brasil Telecom S.A., in relation to the exchange offer for US$200,000,000 9.375% notes due 2014, of our audit report dated March 18, 2004, except as to Note 30.b and 30.e, which is as of May 18, 2004, relating to the financial statements of Brasil Telecom S.A. as of December 31, 2003 and 2002 and for each of the years in the two-year period ended December 31, 2003, which report appears in the Form 20-F of Brasil Telecom S.A. for the year ended December 31, 2003.

KPMG Auditores Independentes